Exhibit 99.1

McEwen Q2 Results

Net Income $9.6M ($0.16 per Share) vs. $3.0M ($0.06 per Share) in Q2 2025

Exploration Results Driving Resource Growth Across All Sites

New Stock Mine in Timmins Nearing Production – Mine Life Extended

(See Glossary for Defined Terms)

TORONTO, August 5, 2026 - McEwen Inc. (NYSE/TSX: MUX) (“McEwen” or the “Company”) today announced its second quarter financial results for the period ended June 30, 2026 (Q2). In addition, the Company is providing an update on its development projects that are forecasted to increase annual production to 250,000 – 300,000 GEOs by 2030 and new exploration results that have intersected very encouraging high grades at the Grey Fox Project, part of the Fox Complex (97.7 gpt gold over 4.4 meters, 64.8 gpt gold over 3.3 meters and 32.5 gpt gold over 5.2 meters) and Tartan Mine Project (17.8 gpt gold over 15.9 meters and 29.1 gpt gold over 10.0 meters). During Q2 the exploration teams at Grey Fox and Tartan have each made new discoveries near existing underground infrastructure, demonstrating the Company’s ability to further drive organic growth.

Management believes that estimated production will generate sufficient cash flow to self-fund production growth with limited to no share dilution, based on an average price of $4,000 per ounce of gold and $50 per ounce of silver.

Key Project Updates – Path to 250,000 – 300,000 Annual GEOs

Canada

In Canada, McEwen is increasing production guidance at the Fox Complex for the full year to 20,000 – 23,000 GEOs from 16,000 – 19,000 GEOs, with AISC guidance remaining unchanged at $2,650 – $2,850 per GEO. Production is forecasted to grow to 100,000 GEOs by 2029 with the completion of the Stock Mine this year and Grey Fox in 2029. The Company will be developing these projects in phases, using the existing milling facility. Leveraging our current mill will allow us to limit initial capital expenditures versus building a new plant. Our continued commitment to investing in exploration was highlighted in Q2 with new high-grade intersections across the Fox Complex and a new discovery at Grey Fox, which we believe has the potential to enhance our organic growth. These new results are contained in the exploration section of this news release.

Stock Mine (Fox Complex, Timmins, Ontario) – Stock is expected to result in lower-cost gold production at the Fox Complex compared to current operations, due to lower royalty burden, shorter haulage distance to the mill, and the benefits of processing softer material. Development continued on time and within the initial budget during Q2. We invested $12.8 M into Stock during Q2 and $52.2 M since the start of last year. Mineralized material encountered during development of the ramp has been sent to the mill, with mining expected to begin in Q4 2026 and commercial production in 2027. Production from Stock has not been included in 2026 guidance. Based on the results of additional engineering and mine planning during Q2, the team at the Stock Mine believes the mine life can be extended to 8.5 years from the previously disclosed 6 years based on the current Mineral Resource Estimate. There is potential to extend the life further, as additional underground drilling is completed.

McEwen Inc.	Page 1

Grey Fox (Fox Complex, Timmins, Ontario) – Gold production at the Fox Complex is projected to reach 100,000 GEOs in 2029 and average 87,000 GEOs from 2028 to 2041, based on the Grey Fox Prefeasibility study (PFS) released in Q2. Grey Fox has high financial returns with manageable initial capital. Recent high-grade exploration results demonstrate our ability to further extend the mine life. Next steps include 1) Completing detailed engineering and initiating long-lead purchases, 2) Submitting water permit and closure plan, 3) H1 2027 construction, and 4) 2029 commercial production.

Tartan Mine Project (Flin Flon, Manitoba) – The Company is currently reviewing a larger mine and mill scenario (ranging between 1,000 and 1,500 tpd), versus the initial plan of using a smaller staged approach (500 tpd expanding to 1,000 tpd). This would result in incremental upfront capital, which would be more than offset by higher gold production and lower operating costs. Based on the new mine design being contemplated, Tartan has the potential to produce 40,000 – 65,000 GEOs per year over a 7-10 year life based on the Mineral Resource Estimate.

During Q2 the Company’s exploration drilling successfully discovered the new Central Zone, located between the Main and South Zone. Drilling has intersected the Central Zone over a relatively large area and has the potential to meaningfully increase the Mineral Resource Estimate. Highlights from Q2 drilling at Tartan are presented in the exploration section of this news release.

USA

In Nevada, McEwen is reducing its production guidance at the Gold Bar Complex from 39,000 – 43,000 GEOs to 30,000 – 33,000 GEOs and raising its AISC cost guidance to $2,900 – $3,200 per GEO for 2026. These changes are due to less ore being placed on the heap leach pad than planned. This occurred due to 1) The mine assay lab being down for a period during Q2, which caused the team to focus on mining non-mineralized material to advance open pit development and 2) More carbonaceous material being associated with the ore than anticipated. This increase in carbon content is expected to impact production during Q3 and Q4, resulting in the lower production guidance.

Despite the lower than expected production, the Gold Bar Complex is expected to see production reach 90,000 – 110,000 GEOs by 2030, driven by Windfall, Lookout Mountain and Trinity Ridge. Management will look to leverage the current infrastructure at site to reduce capital expenditures.

Windfall, Lookout Mountain and Trinity Ridge (Gold Bar Mine Complex) - Gold Bar’s transformation into a long-life mine with increased production reached another milestone with the publication of the Windfall Mineral Resource Estimate during Q2. The global Resources and Reserves for the Gold Bar Mine Complex now total Indicated Resources of 792,000 gold ounces (38,602,800 tonnes at 0.64 gpt Au) and Inferred Resources of 281,000 gold ounces (11,256,200 tonnes at 0.78 gpt Au). This is in addition to Probable Reserves of 168,000 gold ounces (8,624,000 tonnes at 0.61 gpt Au).

The next deposit for which a Mineral Resource Estimate is set to be published within the Gold Bar Mine Complex is Trinity Ridge, where we will look at merging the smaller existing open pits into one enlarged pit that captures a meaningful amount of gold mineralization excluded from the current Mineral Resource Estimate. The new Mineral Resource Estimate is expected by early 2027. Drill highlights for Trinity Ridge since our last announcement on December 8, 2025, are presented in the exploration section of this news release. The Company also sees meaningful resource growth potential based on its ongoing review of historic exploration results.

Argentina

San José Mine – During Q2 the Company received a $49.4M dividend from the San José Mine. This brings the 2026 dividends received from San José to $58.2M, exceeding our previously announced estimate of $40 – $50M. The operation is benefiting from the recently completed process plant expansion, higher mining rates and gold recoveries, resulting in increased production. At current gold and silver prices, San José is expected to be an important source of capital that the Company will use to expand production at its other sites. Production attributable to McEwen’s 49% interest is targeted at 60,000 – 70,000 GEOs per year (based on a 77:1 silver-to-gold ratio).

McEwen Inc.	Page 2

Mexico

In Mexico, McEwen is forecasting 20,000 GEOs production per year starting H2 2027.

El Gallo – The Company is targeting Phase 1 production during H2 2027. Detailed engineering, final geotechnical drilling and establishing onsite power for the mill are being completed, with construction expected to begin in late Q3 2026. Phase 1 is expected to operate for at least 10 years, producing approximately 20,000 GEOs annually once commercial production is achieved. The Company is reviewing opportunities within its land package that would require minimal capital to extend Phase 1. Permit approval for Phase 2 (El Gallo Silver) would materially extend the mine life and increase production to approximately 40,000 - 50,000 GEOs (based on 77:1 silver-to-gold ratio) due to higher grades being processed. The Company is currently updating the Mineral Resource Estimate, which will include all resources around the proposed mill site and will be released later in Q3 2026.

Significant Ownerships

McEwen Copper

McEwen owns a 46.3% equity stake in McEwen Copper. The 2025 Feasibility Study for McEwen Copper’s Los Azules project confirmed robust project economics, including initial 5-year average production of 205 ktpa of copper cathodes and a $1.71/lb C1 cash cost over a 22-year mine life. The study also identified the potential to extend the mine life by an additional 33 years under the Nuton case for a total of 55 years, with average copper cathode production of approximately 141 ktpa. The Nuton case is preliminary in nature and is not supported by Mineral Reserves.

McEwen also owns a 1.25% NSR royalty on McEwen Copper’s Los Azules copper project.

Under the 2025 Feasibility Study base case of $4.35/lb copper, the royalty is projected to generate approximately $389.5 M of undiscounted pre-tax cash flow over the initial 22-year operating period. Under the PEA-level Nuton case, which assumes a copper price of $4.80/lb and could potentially extend the mine life by an additional 33 years, the royalty is projected to generate a further approximately $633.5 M.

Based on the 2025 Feasibility study and using a recent copper spot price of $6.50/lb, McEwen’s royalty is projected to generate approximately $584 M from the initial case and $860 M from the potential Nuton extension, for a combined undiscounted pre-tax royalty cash flow of approximately $1.4 B.

Los Azules continued to advance toward a Final Investment Decision (“FID”) during Q2, with approximately 27% of the planned FID work program deliverables completed as of June 30, 2026, and the balance targeted for completion in Q4 2026. Key activities included advancing vendor engineering for the SX/EW plant, sulfuric acid plant and crushing systems, progressing mining fleet evaluation, power supply assessment and EPCM contractor selection, and commencing construction of the access road and site camp. The Company also completed its planned H1 2026 field campaign of geotechnical, condemnation and hydrogeological drilling.

During Q2, Société Générale was appointed as exclusive financial advisor for the project’s debt financing process and preparations were initiated for a potential initial public offering. McEwen Copper is also reviewing an enhanced financing proposal received from European export credit agency. Management remains focused on completing the FID work program, with construction targeted to commence in early 2027 and production in 2030, subject to project financing and customary approvals.

McEwen Inc.	Page 3

Paragon Advanced Labs

In July 2026, McEwen entered into a memorandum of understanding ("MOU") with Paragon Advanced Labs ("Paragon") to develop advanced laboratory services, including PhotonAssay™ technology at the Gold Bar Mine Complex in Nevada. The MOU also contemplates future PhotonAssay™ laboratory services at the Fox Complex in Timmins and the El Gallo Mine in Mexico. Paragon would grant McEwen a 3% royalty on gross revenues generated by the laboratory from third-party clients.

Mineral Resource & Exploration Update

Fox Complex, Ontario (100% owned)

Exploration at Grey Fox

Exploration drilling during Q2 focused on three areas at Grey Fox: 1) Whiskey Jack, 2) Gibson and 3) Grey Fox South (Fig. 1, 2, 3, 4 & 5). Each area returned significant results, with multiple holes returning high gold grades over good thicknesses. These results have the potential to expand the Mineral Resource Estimate contained in the Grey Fox PFS that was released in Q2 and to extend our planned mine life beyond 2041. Discovering higher grades similar to these results is central to making Grey Fox an even stronger project financially. Higher grades can increase production, lower costs, and drive higher rates of return without requiring additional capital. Following up on these new results is a top priority for the Company.

On June 8, 2026, a new Mineral Reserve Estimate was released for Grey Fox as the basis for the PFS that outlined 980,300 gold ounces Probable (9.41 million tonnes at 3.24 gpt Au). In addition, Grey Fox contains Mineral Resources exclusive of Reserves of 701,000 gold ounces Indicated (9.68 million tonnes at 2.25 g/t Au) and 388,000 gold ounces Inferred (4.70 million tonnes at 2.57 g/t Au).

Figure 1. Plan Map for the Grey Fox Deposit

McEwen Inc.	Page 4

Figure 2. Plan Map for Grey Fox Project Highlighting Q2 Drill Results

Lithology
Diabase
Syenite
Sediments
Variolitic Mafic Volcanics
Massive Mafic Volcanics
Pillowed Mafic Volcanics
Brecciated Ultramafic Volcanics
Ultramafic Volcanics
Mineralized Lenses
Faults
Gold GxM True Width (TW)
25 - 50
> 50
Other
Existing Gibson Ramp
Property Boundary
N
Gibson Expansion Zone
26GF-1743
64.8 g/t / 3.3 m TW
26GF-1733
32.5 g/t / 5.2 m TW
26GF-1762
11.9 g/t / 4.0 m TW
26GF-1755
97.7 g/t / 4.4 m TW
26GF-1755
6.9 g/t / 7.6 m TW
26GF-1723
7.5 g/t / 7.3 m TW
26GF-1723
6.4 g/t / 4.4 m TW
26GF-1729
19.3 g/t / 2.8 m TW
26GF-1732
4.4 g/t / 7.7 m TW
26GF-1736
57.3 g/t / 1.0 m TW
26GF-1731
6.0 g/t / 11.4 m TW
26GF-1727
17.6 g/t / 5.8 m TW
Whiskey Jack
Contact
Gibson
147 NE
147
Grey Fox South
A-1 Fault
A-3 Fault
Gibson-Kelore Shear Zone
A
A'
B
B'
C
C'
550000
550500
551000
551500
552000
5373500
5373000
5372500
Grey Fox Q2 2026
Drilling Highlights
0
250
500 m

Whiskey Jack

Whiskey Jack is the highest-grade zone at Grey Fox. Two new recent holes intersected very high grades and are located along the northwest limit of the current Mineral Resource Estimate (Fig. 2). There also appears to be good potential to further extend this mineralization at depth.

-	32.5 gpt gold over 5.2 meters (TW) in drillhole 26GF-1733

-	64.8 gpt gold over 3.3 meters (TW) in drillhole 26GF-1743

Drilling 60 meters below the Whiskey Jack mineralized zone and offsetting the initial deep hole that returned 11.9 gpt gold over 5.7 meters (TW) (news release dated May 6th, 2026) returned good grades, further highlighting the exploration potential through deeper drilling. Whiskey Jack’s high-grade potential remains open at depth.

-	7.5 gpt gold over 7.3 meters (TW) in drillhole 26GF-1723

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Figure 3. Longitudinal Section for the Whiskey Jack Zone at Grey Fox Project

Significant high-grade was also recently encountered in the footwall of Whiskey Jack. The recent drilling targeted an area 20 meters below a previous hole that returned 53.0 gpt gold over 6.7 meters (TW) (Fig. 3 & 4).

-	97.7 gpt gold over 4.4 meters (TW) in drillhole 26GF-1755

Figure 4. Cross Section for the Whiskey Jack Zone at Grey Fox Project

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Gibson

The Gibson Zone is near existing underground infrastructure, including the portal and ramp from surface. Areas targeted during Q2 were selected based on their lower drilling density and good resource growth potential (Fig. 2 & 5).

-	19.3 gpt gold over 2.8 meters (TW) in drillhole 26GF-1729

-	4.4 gpt gold over 7.7 meters (TW) in drillhole 26GF-1732

-	6.4 gpt gold over 4.4 meters (TW) in drillhole 26GF-1723

-	11.9 gpt gold over 4.0 meters (TW) in drillhole 26GF-1762

The intercept seen in drillhole 26GF-1762 is also important in terms of exploration potential at Gibson as it is open along strike and down-dip.

Figure 5. Cross Section for the Gibson Zone at Grey Fox Project

Grey Fox South

During Q2, the exploration team discovered what it believes is a new mineralized zone similar to Whiskey Jack, located approximately 850 meters southeast of the current Mineral Resource Estimate with drillhole 26GF-1736 (Fig. 2). The mineralization is open to the northwest and at depth. This new discovery highlights the continued prospective nature of the Grey Fox Project, even after considerable exploration. In addition, drill holes 26GF-1727 and 26GF-1731 confirm that there is still the potential to discover additional higher-grading mineralization within the current Grey Fox South resource (Fig. 2)

-	17.6 gpt gold over 5.8 meters (TW) in drillhole 26GF-1727

-	6.0 gpt gold over 11.4 meters (TW) in drillhole 26GF-1731

-	57.3 gpt gold over 1.0 meters (TW) in drillhole 26GF-1736

Grey Fox drill results data (April 10 - July 23, 2026), including hole locations and alignments, can be accessed here.

McEwen Inc.	Page 7

Buffalo Ankerite Project

The Company recently commissioned a Mineral Resource Estimate for the Buffalo Ankerite Project, located adjacent to the Dome Mine in Timmins. The mine historically produced approximately 1.0 million gold ounces at an average production grade of 6.51 gpt Au. The last publicly disclosed Mineral Resource Estimate in 2014 is now considered historic and should not be relied upon. The updated Mineral Resource Estimate is scheduled to be published in early 2027. Once completed, the Company will begin to evaluate potential alternatives for the project, including a potential sale.

Gold Bar Mine Complex, Nevada

The Company is advancing three key areas at its Gold Bar Mine Complex to increase resources, extend mine life and boost annual production: 1) Lookout Mountain, 2) Windfall, and 3) Trinity Ridge. McEwen believes that integrating these areas has the potential to transform the Gold Bar Mine Complex into a long-life asset.

During Q2, drilling at Windfall and Lookout Mountain focused on converting Inferred Resources to Measured and Indicated Resources to advance mine planning, with approximately 70 holes completed to accelerate timelines. The drill results confirmed the overall grade and thickness of the Inferred Resources, increasing confidence in the mineralization and our production plans.

It is important to note that the results continue to show oxide mineralization that could potentially be processed using the same heap leaching technology currently used at the Gold Bar Mine, with McEwen looking to utilize the existing mine infrastructure where possible. Our focus is on return on capital and how efficiently these new ounces can be developed and produced.

Windfall (RCW = Reverse Circulation Width, CW = Core Width)

-	1.5 gpt gold over 44.2 meters (RCW) in drillhole WF157

-	2.8 gpt gold over 18.3 meters (RCW) in drillhole WF183

-	2.8 gpt gold over 16.8 meters (RCW) in drillhole WF140

-	1.3 gpt gold over 18.3 meters (RCW) in drillhole WF140

-	1.9 gpt gold over 16.1 meters (RCW) in drillhole WF218

-	1.4 gpt gold over 16.8 meters (RCW) in drillhole WF179

-	2.1 gpt gold over 42.7 meters (RCW) in drillhole WF158

-	1.4 gpt gold over 21.3 meters (RCW) in drillhole WF197

Lookout Mountain

-	0.9 gpt gold over 91.4 meters (RCW) in drillhole LM073

-	1.2 gpt gold over 30.5 meters (RCW) in drillhole LM074

-	1.0 gpt gold over 51.8 meters (RCW) in drillhole LM070

-	3.4 gpt gold over 24.1 meters (CW) in drillhole LM077

-	1.0 gpt gold over 33.5 meters (RCW) in drillhole LM085

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Lookout Mountain & Windfall – Is There a Much Larger Opportunity?

The area surrounding Lookout Mountain and Windfall is very prospective, with gold occurring along two significant mineralized trends (Fig. 6).  Many of the targets have seen limited to no drilling, despite encouraging historical results. Key target areas where the exploration team believes the Mineral Resource Estimate can be expanded include the Water Well Zone, Rocky Canyon, Triple Junction, and South Adit (Fig. 6), with historical drilling including 1.65 gpt gold over 79.2 meters.

McEwen completed its first hole at the Water Well Zone during Q2. This area represents a growing discovery beneath and adjacent to the Lookout Mountain Mineral Resource Estimate. Our initial drilling was designed to offset an isolated high-grade historical hole. McEwen’s first drillhole returned:

-	3.4 gpt gold over 24.1 meters (CW) in drillhole LM077

This mineralization is open to the north and east and will be followed by additional drilling. The Water Well Zone is attractive because it suggests there might be a larger gold system below and around the existing Mineral Resource Estimate. Historic drilling at the Water Well Zone included 7.3 gpt gold over 27.3 meters.

Immediately north of Windfall sits the recently acquired Jewel Ridge and Jewel Ridge West targets (Fig. 6). Historical drill highlights from the Jewel Ridge include 2.20 gpt gold over 28.96 meters, 1.24 gpt gold over 56.39 meters, 2.37 gpt gold over 67.57 meters.

Figure 6. Lookout Mountain and Windfall Exploration Targets and Resources

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Trinity Ridge

At Trinity Ridge, located within the current limits of Gold Bar Mine, the Company is evaluating the potential to expand and merge three existing open pits into one larger pit. An initial Mineral Resource Estimate is scheduled to be completed during Q1 2027. Our plan is to then proceed with permitting and mine planning. Trinity Ridge has the potential to extend the mine life of current mining operations at similar production rates for the foreseeable future.

Recent drill results, continue to support the Company’s development plans for Trinity Ridge:

-	2.5 gpt gold over 41.1 meters (RCW) in drillhole PK 181

-	2.2 gpt gold over 45.7 meters (RCW) in drillhole PK 109

-	1.8 gpt gold over 54.9 meters (RCW) in drillhole PK 182

-	3.0 gpt gold over 24.4 meters (RCW) in drillhole PK 154

-	1.5 gpt gold over 18.3 meters (RCW) in drillhole PK 154

-	1.9 gpt gold over 41.1 meters (RCW) in drillhole PK 115

-	1.7 gpt gold over 35.1 meters (RCW) in drillhole PK 096

-	1.6 gpt gold over 30.5 meters (RCW) in drillhole PK 180

-	1.8 gpt gold over 18.3 meters (RCW) in drillhole PK 157

-	2.9 gpt gold over 13.7 meters (RCW) in drillhole PK 156

-	1.1 gpt gold over 53.3 meters (RCW) in drillhole PK 174

-	1.0 gpt gold over 42.7 meters (RCW) in drillhole PK 170

-	1.0 gpt gold over 36.6 meters (RCW) in drillhole PK 145

-	1.8 gpt gold over 16.8 meters (RCW) in drillhole RG 047

-	1.6 gpt gold over 30.5 meters (RCW) in drillhole RG 055

Tartan Mine Project, Manitoba

Exploration at Tartan (Fig. 7 & 8)

In Q1, the Company released a Mineral Resource Estimate for the Tartan Mine Project that will serve as the foundation for a potential restart of the mine. Since then, the Company’s exploration drilling successfully discovered the new Central Zone, located between the Main and South Zone (Fig. 8). Drilling has intersected the Central Zone over a relatively large area – it spans 60 meters along strike and 225 meters vertically, from 535 meters to 760 meters below surface, and remains open at depth. It has the potential to meaningfully increase the Mineral Resource Estimate and our ounces per vertical meter, which is important for operating Tartan at a higher production rate.

In addition to the new Central Zone, drilling in Q2 focused on upgrading Inferred Resources to the Indicated category, to facilitate mine planning and drilling the deepest hole ever at the South Zone. The result from the South Zone extended the mineralization vertically by 300 meters or 46% from the current limits of the Mineral Resource Estimate.

McEwen Inc.	Page 10

New Central Zone Discovery (CW = Core Widths)

-	5.8 gpt gold over 8.3 meters (CW) in drillhole TLMZ26-53

-	4.1 gpt gold over 9.0 meters (CW) in drillhole TLMZ26-53W3

-	3.7 gpt gold over 9.0 meters (CW) in drillhole TLMZ26-53W3

-	4.9 gpt gold over 6.0 meters (CW) in drillhole TLMZ26-53W2

Expansion Along Eastern and Western Flanks (CW = Core Widths)

-	29.1 gpt gold over 10.0 meters (CW) in drillhole TLMZ26-67

Including 572.0 gpt gold over 0.5 meters

-	17.8 gpt gold over 15.9 meters (CW) in drillhole TLMZ26-58

Including 241.6 gpt gold over 1.0 meter

-	11.4 gpt gold over 6.7 meters (CW) in drillhole TLMZ26-55

-	11.1 gpt gold over 2.1 meters (CW) in drillhole TLMZ26-53W2

-	5.9 gpt gold over 2.0 meters (CW) in drillhole TLMZ26-53

-	4.9 gpt gold over 3.8 meters (CW) in drillhole TLMZ26-64

-	5.1 gpt gold over 3.0 meters (CW) in drillhole TLMZ26-52W4

-	6.1 gpt gold over 4.3 meters (CW) in drillhole TLMZ26-68

Deep South Zone Extension Depth (CW = Core Widths)

-	4.8 gpt gold over 2.0 meters (CW) in drillhole TLMZ26-53

…Continued

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Figure 7. Long Section of Tartan’s Main Zone – Selected Drill Highlights

Tartan Mine Project - Main Zone Long Section
2026 drillhole intersections with high-grade results
Surface
TLMZ26-58
17.8 gpt over 15.9m
TLMZ26-55
11.4 gpt over 6.7m
TLMZ26-64
4.9 gpt over 3.8m
TLMZ26-68
6.1 gpt over 4.3m
TLMZ26-53W2
11.1 gpt over 2.1m
TLMZ26-53
5.9 gpt over 2.0m
TLMZ25-52W3
9.6 gpt over 11.9
TLMZ25-52W4
5.1 gpt over 3.0 m
TLMZ25-52
5.0gpt over 6.4m
TLMZ25-52West
4.9gpt over 20.0m
TLMZ26-67
29.1 gpt over 10.0 m
250m
500m
750m
1000m
50 0 50 100 150 200
Meters
Legend
2026 Q1 Drill Hole Intersections
2026 Q2 Drill Hole Intersections
Grade Thickness
Au Value (gpt x m)
0 - 5
5 - 10
10 - 20
20 - 30
30 - 40
40 - 100
100 - 526

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Figure 8. Cross Section of Tartan Mine Project – Selected Drill Highlights

Cross Section of Tartan Mine Project Deposit
2026 Drillholes Showing Potential at Depth
Surface
250m
500m
750m
1000m
Main Zone
South Zone
Current
Underground
Mine Workings
TLMZ26-53W3
3.7gpt over 9.0m
TLMZ26-53W3
4.1gpt over 9.0m
TLMZ26-53W2
4.9gpt over 6.0m
New
Central
Zone
Discovery
TLMZ26-53
5.8gpt over 8.3m
TLMZ26-52
4.9gpt over 20.0m
TLMZ26-53
4.8gpt over 2.0m
Open
Open
Open

For additional information, a table showing all drill results and locations from our exploration programs at Gold Bar, Fox and Tartan is available on the Company’s website and can be accessed by clicking here.

McEwen Inc.	Page 13

Highlights of Q2 2026

Abbreviations used are defined in the Glossary at the end of this press release.

Revenue	Q2 2026 revenue increased by 27% to $59.2M from the sale of 13,948 GEOs, vs revenue of $46.7M from the sale of 14,549 GEOs in Q2 2025. The average realized gold sale price per GEO was $4,454 in Q2, 35% higher than $3,298 in Q2 2025. Our 49% ownership in the San José Mine, where GEO production was up 17% and 24% versus Q1 2026 and Q2 2025, respectively, is excluded from our revenue numbers due to accounting policies under U.S. GAAP.

Profitability	Q2 2026 gross profit was $20.1M, compared with $12.3M in Q2 2025. Gross margins were positively impacted by higher gold prices. Q2 2026 net income was $9.6M or $0.16 per share, compared with income of $3.0M or $0.06 per share in Q2 2025. Key items impacting net income in Q2 2026 include higher investments in our advanced projects and exploration ($8.5M, or $0.14 per share), unrealized losses in our marketable securities and other expenses ($8.5M, or $0.14 per share).

Since our investment in the San José Mine is accounted for as an equity method investment, our $49.4M dividend does not appear in our net income.

Adjusted EBITDA	Q2 2026 adjusted EBITDA increased to $22.2M or $0.37 per share, compared with $17.3M or $0.32 per share in Q2 2025.

Adjusted EBITDA is calculated by adding back our portion of McEwen Copper and Paragon's results to our consolidated income or loss before financing costs, depreciation, and income and mining taxes. We use adjusted EBITDA to evaluate our operating performance and ability to generate cash flow from our gold mining operations, including the San José Mine.

Liquidity & Capital Resources at June 30, 2026	Cash and equivalents increased to $78.9M, compared with $51.0M at December 31, 2025.

The value of marketable securities decreased to $12.8M, compared with $21.1M at December 31, 2025. One reason for the decrease is due to McEwen acquiring 100% of Canadian Gold Corp., which had a market value of $5.6M at December 31, 2025. The remaining decrease is due to lower values of the marketable securities owned by the company.

On Dec 9, 2025, the Company acquired a 27.3% interest in Paragon Advanced Labs, at a cost basis of $13.7M. As of June 30, 2026, the fair value of the investment was $13.9M.

As of June 30, 2026, McEwen has loaned $13.6M to McEwen Copper.

The most recent financing of McEwen Copper at $30 per share on October 24, 2024 implies a full market value of $987.5M. Based on this valuation, McEwen’s 46.3% ownership of McEwen Copper has an implied market value of $457M or $7.65 per MUX share (based on McEwen’s shares outstanding as of the date of this press release). Since that financing, the project has seen significant development and derisking with the RIGI approval, the completion of the feasibility study, and is now preparing for a Final Investment Decision.

Debt principal outstanding remained unchanged at $130.0M ($110.0M in convertible notes due 2030 and $20.0M under our term loan facility). The reported total debt of $126.6M reflects the debt principal of $130.0M, less debt issuance costs of $3.4M, which are amortized over the life of the debt, in accordance with U.S. GAAP.

McEwen had 59.7M shares outstanding on June 30, 2026, compared with 55.5M shares on December 31, 2025. The increase is mainly due to the shares issued in connection with the acquisition of Canadian Gold Corp in Q1 and Golden Lake Exploration in Q2.

McEwen Inc.	Page 14

San José Performance	17,019 GEOs representing McEwen’s 49% ownership were produced in Q2 2026, continuing the mine’s strong quarterly performance. This is 17% higher than Q1 2026 and 24% higher than in Q2 2025. Higher production was the result of increased plant capacity, mining rates and gold recoveries.

Production costs per GEO sold in Q2 2026 were stable at $2,466 for cash costs and $2,913 for AISC.

In May, McEwen received an $49.4M dividend from the San José Mine. This brings the total dividends received from San José in 2026 to $58.2M, exceeding our full-year guidance of $40 - $50 M.

Fox Complex Performance	7,000 GEOs were produced in Q2. Costs per GEO sold in Q2 were $1,972 for cash costs and $2,701 for AISC. AISC costs were down from Q1 2026 primarily due to a 25% increase in GEOs sold.

Gold Bar Performance	5,842 GEOs were produced from the Gold Bar Complex in Q2. Production was lower and costs were higher than Q1 2026 and Q2 2025 due to less ore being placed on the heap leach pad than planned. This occurred due to 1) the mine’s assay lab being down for a period during Q2 that caused the team to focus on mining non-mineralized material to advance open pit development and 2) more carbon being associated with the ore than anticipated.

Costs per GEO sold in Q2 were $2,705 for cash costs and $3,197 for AISC.

Exploration & Development	$11.4M was invested during Q2 in exploration, compared with $5.4M in Q2 2025. For the full year, the Company has increased its exploration program to $25.7M from $22.0M across its portfolio.

$5.4M was invested by McEwen Copper in the Los Azules copper project in Q2, representing our 46.3% share of costs to advance detailed engineering in preparation of a final investment decision, compared with $7.0M in Q2 2025. As a Mineral Reserve statement with an effective date of September 3, 2025 was published, eligible development costs are now capitalized and will no longer be included in McEwen’s income statement under U.S. GAAP.

Health & Safety	Zero lost-time incidents across our 100%-owned operations. The Nevada Mining Association recently recognized the Gold Bar Mine Complex as the recipient of its 2026 Mine Operator and Safety Award that recognizes companies that demonstrate exceptional safety performance. In Mexico, our team at El Gallo received the ELSSA Distinction for Safe and Healthy Work Environments for the second consecutive year, a recognition of continued commitment to safety, health, well-being, prevention, and continuous improvement.

McEwen Inc.	Page 15

2026 Production & Unit Costs Outlook	Full-year 2026 production guidance was updated to 109,000 - 120,000 GEOs, including our attributable production from our 49%-owned San José mine and assuming a 77:1 silver-to-gold ratio. Our production guidance does not include early pre-commercial production from the Stock mine.

Consolidated costs per ounce guidance ranges have been updated, at $2,200 to $2,450 for cash costs, and $2,500 to $2,750 for AISC.

Management Conference Call

Management will discuss our financial results and project developments, followed by a question-and-answer session.

McEwen Q2 2026 Results Conference Call
Thursday, August 6, 2026, at 11:00 a.m. EDT

Listen to the webcast:
Shareholders and other attendees can register here:
https://events.q4inc.com/attendee/349025307/guest

Ask a question during the live Q&A:
Analysts and other participants who wish to ask a question by phone can register here:
https://events.q4inc.com/analyst/349025307?pwd=4Vp35oF5

An archived replay of the webcast will be available approximately two hours after the conclusion of the live event. Access the replay on the Company’s media page at https://www.mcewenmining.com/media.

Glossary of Terms and Abbreviations

Au	– gold	oz	– troy ounce
AISC	– all-in sustaining costs	PFS	– pre-feasibility study
B	– billion	Q1	– first quarter (Jan 1 – Mar 31)
CW	– core width	Q2	– second quarter (Apr 1 – Jun 30)
ft	– foot		If not followed by a specific year, it references Q2 2026
FS	– feasibility study	Q3	– third quarter (Jul 1 - Sep 30)
GEO	– gold equivalent ounce	Q4	– fourth quarter (Oct 1 - Dec 31)
gpt	– grams per tonne	RCW	– reverse circulation width
H1	– first half of the year (Jan 1 - June 30)	t	– tonne
H2	– second half of the year (Jul 1 - Dec 31)	tpd	– tonnes per day
ktpa	– kilotonnes per annum	tpa	– tonnes per annum
m	– meter	TW	– true width
M	– million

McEwen Inc.	Page 16

Table 3. Q2 2026 Production and Costs1, Comparatives from Q2 2025 and 2026 Annual Guidance

	Q2		H1		Full Year 2026
	2026	2025	2026	2025	Revised Guidance
Consolidated Production
GEOs(2) (3)	13,852	13,835	29,741	27,042	109,000 – 120,000
Gold Bar Mine Complex, Nevada
GEOs	5,842	8,406	13,726	16,094	30,000 – 33,000
Cash Costs/GEO	$2,705	$1,679	$2,565	$1,419	$2,650 – $2,950
AISC/GEO	$3,197	$1,792	$2,915	$1,986	$2,900 – $3,200
Fox Complex, Canada
GEOs	7,000	5,429	12,785	10,948	20,000 – 23,000
Cash Costs/GEO	$1,972	$2,212	$2,152	$2,142	$2,200 – $2,400
AISC/GEO	$2,701	$2,563	$2,892	$2,534	$2,650 –$2,850
San José Mine, Argentina (49%)(4)
GEOs	17,019	13,719	31,601	24,643	59,000 – 64,000
Cash Costs/GEO	$2,466	$2,310	$2,414	$2,428	$2,000 – $2,200
AISC/GEO	$2,913	$2,842	$2,806	$2,933	$2,300 – $2,500

Notes to Table 3:

1.	Cash gross profit, cash costs per ounce, and all-in sustaining costs (AISC) per ounce, adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA) and adjusted EBITDA per share are non-GAAP financial performance measures with no standardized definition under U.S. GAAP. For definitions of these non-GAAP measures, refer to the “Non-GAAP Financial Measures” section in this press release. For reconciliations to the closest U.S. GAAP measures, see the Management Discussion and Analysis for the quarter ended June 30, 2026, filed on EDGAR and SEDAR Plus.

2.	Gold Equivalent Ounces (GEOs) are calculated using gold-to-silver price ratio of 61:1 for Q2 2026 and 99:1 for Q2 2025. 2026 production guidance is calculated based on 77:1 gold to silver price ratio.

3.	El Gallo contributed 994 GEOs of production in Q2 2026 and 3,214 in H1 2026.

4.	San José Mine figures represent the portion attributable to McEwen from its 49% interest in the San José Mine.

McEwen Inc.	Page 17

CAUTIONARY NOTE REGARDING NON-GAAP MEASURES

We have included in this report certain non-GAAP performance measures as detailed below. In the gold mining industry, these are common performance measures but do not have any standardized meaning and are considered non-GAAP measures. We use these measures to evaluate our business on an ongoing basis and believe that, in addition to conventional measures prepared in accordance with GAAP, certain investors use such non-GAAP measures to evaluate our performance and ability to generate cash flow. We also report these measures to provide investors and analysts with useful information about our underlying costs of operations and clarity over our ability to finance operations. Accordingly, they are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There are limitations associated with the use of such non-GAAP measures. We compensate for these limitations by relying primarily on our U.S. GAAP results and using the non-GAAP measures supplementally.

The non-GAAP measures are presented for our wholly owned mines and our interest in the San José mine. The amounts in the reconciliation tables labeled “49% basis” were derived by applying to each financial statement line item the ownership percentage interest used to arrive at our share of net income or loss during the period when applying the equity method of accounting. We do not control the interest in or operations of MSC and the presentations of assets and liabilities and revenues and expenses of MSC do not represent our legal claim to such items. The amount of cash we receive is based upon specific provisions of the Option and Joint Venture Agreement (“OJVA”) and varies depending on factors including the profitability of the operations.

The presentation of these measures, including the minority interest in the San José, has limitations as an analytical tool. Some of these limitations include:

•	The amounts shown on the individual line items were derived by applying our overall economic ownership interest percentage determined when applying the equity method of accounting and do not represent our legal claim to the assets and liabilities, or the revenues and expenses; and

•	Other companies in our industry may calculate their cash costs, cash cost per ounce, all-in sustaining costs, all-in sustaining costs per ounce, adjusted EBITDA, and average realized price per ounce differently than we do, limiting the usefulness as a comparative measure.

Cash Costs and All-In Sustaining Costs

The terms cash costs, cash cost per ounce, all-in sustaining costs (“AISC”), and all-in sustaining cost per ounce used in this report are non-GAAP financial measures. We report these measures to provide additional information regarding operational efficiencies on an individual mine basis, and believe these measures provide investors and analysts with useful information about our underlying costs of operations.

Cash costs consist of mining, processing, on-site general and administrative expenses, community and permitting costs related to current operations, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs, export taxes and operational stripping costs, but exclude depreciation and amortization (non-cash items). The sum of these costs is divided by the corresponding gold equivalent ounces sold to determine a per ounce amount.

All-in sustaining costs consist of cash costs (as described above), plus accretion of retirement obligations and amortization of the asset retirement costs related to operating sites, environmental rehabilitation costs for mines with no reserves, sustaining exploration and development costs, sustaining capital expenditures and sustaining lease payments. Our all-in sustaining costs exclude the allocation of corporate general and administrative costs. The following is additional information regarding our all-in sustaining costs:

•	Sustaining operating costs represent expenditures incurred at current operations that are considered necessary to maintain current annual production at the mine site and include mine development costs and ongoing replacement of mine equipment and other capital facilities. Sustaining capital costs do not include costs of expanding the project that would result in improved productivity of the existing asset, increased existing capacity or extended useful life.

•	Sustaining exploration and development costs include expenditures incurred to sustain current operations and to replace reserves and/or resources extracted as part of the ongoing production. Exploration activities performed near-mine (brownfield) or new exploration projects (greenfield) are classified as non-sustaining.

The sum of all-in sustaining costs is divided by the corresponding gold equivalent ounces sold to determine a per ounce amount.

Costs excluded from cash costs and all-in sustaining costs, in addition to depreciation and depletion, are income and mining tax expenses, all corporate financing charges, costs related to business combinations, asset acquisitions and asset disposal, and any items that are deducted for the purpose of normalizing items.

McEwen Inc.	Page 18

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure, production costs applicable to sales:

	Three months ended June 30, 2026			Six months ended June 30, 2026
	Gold Bar	Fox Complex	Total	Gold Bar	Fox Complex	Total
	(in thousands, except per ounce)			(in thousands, except per ounce)
Production costs applicable to sales (100% owned) - cash costs	$15,871	$14,232	$30,103	$35,250	$28,943	$64,193
Less: costs of externally sourced material processed	—	(1,010)	(1,010)	—	(2,722)	(2,722)
Production costs applicable to sales (100% owned)	15,871	13,222	29,093	35,250	26,221	61,471
In-mine exploration	47	—	47	131	—	131
Capitalized mine development (sustaining)	—	4,852	4,852	—	8,939	8,939
Capital expenditures on plant and equipment (sustaining)	2,835	—	2,835	4,681	—	4,681
Sustaining leases	—	37	37	—	71	71
All-in sustaining costs	$18,753	$18,111	$36,863	$40,062	$35,231	$75,293
Ounces sold, including stream (GEO)	5,866	7,088	12,954	13,744	12,737	26,481
Less: ounces from externally sourced material processed (GEO)	—	(382)	(382)	—	(554)	(554)
Ounces sold from own production, including stream (GEO)	5,866	6,706	12,572	13,744	12,183	25,927
Cash cost per ounce sold ($/GEO)	$2,705	$1,972	$2,394	$2,565	$2,152	$2,476
AISC per ounce sold ($/GEO)	$3,197	$2,701	$2,932	$2,915	$2,892	$2,904

	Three months ended June 30, 2025			Six months ended June 30, 2025
	Gold Bar	Fox Complex	Total	Gold Bar	Fox Complex	Total
	(in thousands, except per ounce)			(in thousands, except per ounce)
Production costs applicable to sales (100% owned) - cash costs	$14,020	$13,713	$27,733	$23,113	$24,225	$47,338
In-mine exploration	67	—	67	67	—	67
Capitalized underground mine development (sustaining)	—	2,140	2,140	7,597	4,478	12,075
Capital expenditures on plant and equipment (sustaining)	870	—	870	1,535	—	1,535
Sustaining leases	9	32	41	22	(43)	(21)
All-in sustaining costs	$14,966	$15,885	$30,851	$32,334	$28,660	$60,994
Ounces sold, including stream (GEO)	8,350	6,199	14,549	16,285	11,311	27,596
Cash cost per ounce sold ($/GEO)	$1,679	$2,212	$1,906	$1,419	$2,142	$1,715
AISC per ounce sold ($/GEO)	$1,792	$2,563	$2,120	$1,986	$2,534	$2,210

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
San José mine cash costs (100% basis)	(in thousands, except per ounce)
Production costs applicable to sales - cash costs	$77,317	$63,603	$155,188	$120,191
Site exploration expenses	5,716	1,825	10,057	3,155
Capitalized underground mine development (sustaining)	5,323	9,086	11,074	17,847
Less: Depreciation	(201)	(658)	(419)	(1,352)
Capital expenditures (sustaining)	3,183	4,254	4,477	5,174
All-in sustaining costs	$91,338	$78,246	$180,378	$145,218
Ounces sold (GEO)	31,351	27,530	64,284	49,507
Cash cost per ounce sold ($/GEO)	$2,466	$2,310	$2,414	$2,428
AISC per ounce sold ($/GEO)	$2,913	$2,842	$2,806	$2,933

McEwen Inc.	Page 19

Adjusted EBITDA

Adjusted earnings before interest expense, taxes, depreciation, and amortization (“Adjusted EBITDA”) is a non-GAAP financial measure and does not have any standardized meaning. We use adjusted EBITDA to evaluate our operating performance and ability to generate cash flow from our gold operations in production, including the San José mine; we believe this measure provides valuable assistance to investors and analysts in evaluating our ability to finance our gold operations and capital activities separately from our other operations and investments. The most directly comparable measure prepared in accordance with GAAP is net income (loss).

The following tables present a reconciliation of adjusted EBITDA:

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
	(in thousands)		(in thousands)
Net income (loss)	$9,606	$3,040	$42,985	$(3,230)
Less:
Depreciation and depletion	8,187	6,853	15,264	13,024
Loss from investment in Paragon Advanced Labs Inc. (Note 9)	663		978
Loss from investment in McEwen Copper Inc. (Note 9)	5,434	6,978	7,508	15,556
Interest expense	2,151	1,549	4,274	2,858
Income and mining tax recovery	(3,186)	(1,111)	(3,990)	(2,190)
Adjusted EBITDA	$22,225	$17,309	$67,020	$26,018
Weighted average shares outstanding (thousands)	59,998	53,968	59,694	53,623
Adjusted EBITDA per share	$0.37	$0.32	$0.89	$0.49

Technical Information

The technical content of this news release related to financial results, mining, reserves and development projects has been reviewed and approved by William (Bill) Shaver, P.Eng., COO of McEwen Inc. and a Qualified Person as defined by SEC S-K 1300 and the Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

Technical information pertaining to Gold Bar Mine Complex exploration contained in this news release has been prepared under the supervision of Robert Kastelic, CPG, McEwen Nevada’s Exploration Manager, who is a Qualified Person as defined by SEC S-K 1300 and Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

Technical information pertaining to the Fox Complex exploration contained in this news release has been prepared under the supervision of Sean Farrell, P.Geo., McEwen Ontario’s Exploration Manager, who is a Qualified Person as defined by SEC S-K 1300 and Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

Technical information pertaining to resource estimates and the Tartan Mine Project exploration contained in this news release has been prepared under the supervision of Rory Krocker, P.Geo., McEwen Tartan’s Senior Project Manager, who is a Qualified Person as defined by SEC S-K 1300 and Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

Technical information pertaining to resource estimates contained in this news release has been reviewed and approved by Luke Willis, P.Geo., McEwen’s Director of Resource Modelling, who is a Qualified Person as defined by SEC S-K 1300 and Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

Analyses reported herein were submitted either as half core or reverse circulation (RC) chip samples and assayed by the photon assay method either at the accredited laboratories of MSA Labs (ISO 9001 & ISO 17025) in Timmins, Ontario or Paragon Geochemical (ISO 17025), in either Hamilton (Ontario), Reno

McEwen Inc.	Page 20

(Nevada) or Vancouver (British Columbia). As part of our regular QA/QC program McEwen Inc. follows a closely controlled and documented Chain of Custody protocol and submits certified reference materials and blanks in the sample stream for the monitoring and assessment of laboratory processes and procedures. All incoming QA/QC results are reviewed to ensure data quality before incorporating the information into the geological database.

Reliability of Information Regarding San José

The Company accounts for its investment in Minera Santa Cruz S.A., the owner of the San José Mine, using the equity method. The Company relies on the management of MSC to provide accurate financial information prepared in accordance with GAAP. While the Company is not aware of any errors or possible misstatements of the financial information provided by MSC, MSC is responsible for and has supplied to the Company all reported results from the San José Mine, and such results are unaudited as of the date of this release. McEwen’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

ABOUT MCEWEN

McEwen is a diversified gold, silver and copper company trading on the NYSE and TSX under the ticker symbol “MUX”.

The Company provides shareholders exposure to a growing base of gold and silver production in prolific mineral-rich regions throughout the Americas including the Cortez Trend in Nevada, USA, the Timmins district of Ontario and Flin Flon in Manitoba, Canada, and the Deseado Massif in Santa Cruz province, Argentina. McEwen is also advancing the reactivation of its El Gallo gold and silver mine in Mexico. The Company’s near-term objective is to double its total annual production to 250,000–300,000 gold equivalent ounces by 2030.

In addition, McEwen provides exposure to copper through its 46.3% interest in McEwen Copper, which owns the large, long-life, advanced-stage Los Azules development project in San Juan, Argentina. Based on the last equity financing for McEwen Copper, the implied value of McEwen’s ownership interest is US$457 M.

Los Azules is being developed with the goal of becoming one of the world’s first regenerative copper mines and achieving carbon neutrality by 2038. The Feasibility Study released on October 7, 2025 highlights the project's strong economics and focus on environmental stewardship.

McEwen also recently purchased 27.3% of Paragon Advanced Labs Inc., a publicly traded company deploying PhotonAssay™ units around the world, a technology that the Company believes is poised to become the new industry standard for assaying precious and base metals, with Paragon seeking to become a leading service provider in the sector.

Chairman and Chief Owner Rob McEwen has invested over US$290 M personally and takes a salary of $1 per year, aligning his interests with those of our shareholders. He is a recipient of the Order of Canada, a member of the Canadian Mining Hall of Fame and winner of the EY Entrepreneur of the Year (Energy) award. His goal is to significantly multiply the value of our shareholders’ investments and his own, as he did while building Goldcorp Inc.

McEwen Inc.	Page 21

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed are as at the date of this news release, and are McEwen Inc.'s (the "Company") estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the Company to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, foreign exchange volatility, foreign exchange controls, foreign currency risk, and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and other filings with the Securities and Exchange Commission, under the caption "Risk Factors", for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by the management of McEwen.

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info@mcewenmining.com		X:	X.com/robmcewenmux

McEwen Inc.	Page 22